EXHIBIT 99

Press Release

Entrust Announces 3rd Quarter 2005 Financial Results

•	Revenues of $23.7 million – an increase of 11% from Q3, 2004
•	Product revenues of $7.7 million – an increase of 18% from Q3, 2004
•	New product revenue increased to 28% of total product revenue
•	Net income of $0.02 per share – versus net income of $0.01 per share in Q3, 2004

DALLAS – October 18, 2005 – Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter ended September 30, 2005.

“I am pleased with our fifth consecutive quarter of year-over-year increased total revenue, product revenue, and profitability. Specifically, we increased total revenue by 15%, product revenue by 37%, new customers by 88%, and increased profitability by $0.07 per share on a year-to-date basis,” said Bill Conner, Entrust chairman, president and chief executive officer. “I am particularly pleased with our quarterly results in IdentityGuard with 9 paid transactions, 55 cumulative pilots, and approximately 11% of total product revenue. Our traction in new products, new customers, and a solid outlook of deals gives us a positive outlook for the remainder of the year.”

Revenue for the third quarter was $23.7 million, an increase of 11% from $21.3 million in Q3, 2004, and a decrease from $24.8 million in Q2, 2005. Year-to-date revenue increased 15% over the same period in 2004 and year-to-date product revenue increased 37% over the same period in 2004.

Entrust recorded Q3, 2005, pro forma (non-GAAP) net income of $1.2 million, or $0.02 per share, compared to a Q3, 2004 pro forma net income of $657 thousand, or $0.01 per share, and Q2, 2005 pro forma net income of $1.3 million, or $0.02 per share. The Q3, 2005 pro forma (non-GAAP) net income figures exclude approximately $215 thousand of purchased intangibles amortization in cost of goods sold and approximately $19 thousand of amortization of purchased intangible assets in operating expenses.

Entrust recorded Q3, 2005 net income, calculated in accordance with GAAP, of $956 thousand, or $0.02 per share, compared to a Q3, 2004 net income of $493 thousand, or $0.01 per share, and Q2, 2005, net income of $1.1 million, or $0.02 per share. Year-to-date net income, calculated in accordance with GAAP, has increased $4.6 million, or $0.07 per share. Entrust also repurchased approximately 685 thousand shares in the quarter as part of its share repurchase program. The company ended Q3, 2005 with $84 million in cash and marketable securities and no debt.

“Delivering on our goal of growing earnings faster than revenue, Entrust increased product revenue by 18% and earnings by 94% from the third quarter of 2004,” said David Wagner, Entrust chief financial officer. “This performance was underpinned by new product revenue increasing to 28% of total product revenue and a 70% year-over-year increase in product revenue from transactions under $1 million dollars.”

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Business and Financial Metrics:

Third Quarter, 2005

•	Revenues of $23.7 million consisted of 32% product ($7.7 million) and 68% services and maintenance ($16.0 million). Product revenues increased 18% from Q3, 2004, and decreased 18% from Q2, 2005. Product revenue year-to-date reached $25.1 million, an increase of 37% over the same period in 2004. The top five product transactions accounted for 11% of Q3, 2005, revenues. There were no product transactions over $1 million in the quarter.

•	Product revenue for the quarter was 38% Extended Government and 62% Extended Enterprise. The financial services vertical increased to 28% of product revenue in the quarter, achieving its highest level for any quarterly period this year. Year-to-date Extended Government product revenue is 201% higher than it was for the same period of 2004.

•	The average purchase size in the third quarter was $93,000, unchanged from Q3, 2004 and a decrease from $104,000 in Q2, 2005. Total transactions in Q3, 2005 reached 67, which is up from 56 in Q3, 2004 and is down from 77 in Q2, 2005. Fifteen of the transactions were from new customers, up 67% from 9 in Q3, 2004. Year to date, Entrust had 45 new customers, which is an increase of 88% from the 24 new customers year to date in 2004. Over 27% of total transactions (compared to 7% in Q2) were from Entrust’s target product areas of Entrust IdentityGuard, Secure Messaging, Compliance, and device certificates.

•	Entrust Secure Identity Management Solutions accounted for 80% ($6.1 million) of product revenue, an increase of 64% ($2.4 million) from Q3, 2004 and a decrease of 16% ($1.1 million) from Q2, 2005. Entrust Certificate Services revenues of $1.2 million represents an increase of 30% ($272 thousand) over Q3, 2004. This is Entrust Certificate Services 12th consecutive quarterly increase in revenue.

•	Entrust Secure Messaging Solutions accounted for 15% ($1.2 million) of product revenue, a decrease of 5% ($57 thousand) from Q2, 2005, and a decrease of 41% ($786 thousand) from Q3, 2004. However, Entrust’s new Secure Gateway messaging solutions (Entrust Messaging Server, Webmail Center and Compliance Server) achieved their highest product revenue, increasing 231% from Q3, 2004 and 273% from Q2, 2005.

•	Entrust Secure Data Solutions accounted for 5% ($418 thousand) of product revenue, a decrease of 51% ($443 thousand) from Q3, 2004, and 57% ($549 thousand) from Q2, 2005.

•	Entrust services revenue was $16.0 million, an increase of 8% ($1.1 million) from Q3, 2004 and an increase of 4% ($573 thousand) from Q2, 2005. Entrust’s support and maintenance continued to be strong, achieving its tenth out of eleven quarters of year-over-year growth. Due to expected seasonality of renewals, deferred revenue decreased by $2.2 million in Q3, 2005.

Financial Outlook:

Entrust is pleased to reaffirm its guidance for the second half of 2005. Revenue guidance for the second half of 2005 continues to be targeted in a range of $51 million to $55 million. For the second half of 2005, Entrust is currently targeting a pro forma (non-GAAP) net income per share in a range of $0.06 to $0.09. The non-GAAP earnings per share guidance excludes a total of approximately $430 thousand of purchased intangibles amortization in cost of goods sold and approximately $38 thousand of amortization of intangible assets in operating expenses. On a GAAP basis the company is targeting its earnings for the second half of 2005 to be in the range of $0.06 to $0.08 per share. For the full year, this equates to a targeted net income of $0.10 to $0.12 per share.

Technology and Industry Highlights:

•	Entrust and Access Distribution, a General Electric company and a leading value-added distributor of complex computing solutions, announced a distribution agreement under which Access Distribution has become the first two-tier distributor to offer Entrust’s industry-leading security solutions to authorized value-added resellers in the U.S. and Canada.

•	Entrust announced the completion of Entrust Ready interoperability testing of the Entrust IdentityGuard solution and Citrix Systems, Inc.’s market-leading Citrix Presentation Server™ remote access solution, helping global organizations deploy industry-leading security to help protect critical enterprise resources. Interoperability between Entrust IdentityGuard and Citrix Presentation Server makes low-cost, strong authentication available for use with one of the most widely used products for centrally deploying and managing applications.

•	Secure Convergence Journal named the Entrust IdentityGuard solution August’s ‘Product of the Month’. This distinction showcases Entrust IdentityGuard as an innovative and flexible leading strong authentication solution for global enterprises and governments. Made commercially available in the fourth quarter of 2004, Entrust IdentityGuard is an easy-to-use strong authentication solution that can be leveraged across the Web and throughout the enterprise to secure sensitive applications and data, without the need to deploy expensive hardware devices to end users. With a single product, organizations are able to deploy strong authentication for the Web, Microsoft® Windows® desktops and remote access applications from leading VPN vendors.

•	Entrust announced the availability of its email content monitoring solution for financial services institutions. Included as core functionality are email risk assessment, real-time monitoring, flexible implementation, secure delivery, and archival and forensic support. Driving the need for this special offering are a myriad of corporate and regulatory requirements including the Sarbanes-Oxley Act, the Gramm-Leach-Bliley Act, and the VISA Cardholder Information Security Program.

•	Entrust announced the availability of Entrust Entelligence™ Messaging Server 8.0, a boundary email solution that offers broad support for secure email encryption protocols. Entrust Entelligence Messaging Server (EMS) 8.0 is an appliance-based email security solution, allowing for faster implementation and greater ease of administration.

Entrust will host a live teleconference and Webcast on Tuesday, October 18, 2005, at 5 p.m. (Eastern), featuring Chairman, President and CEO Bill Conner and Chief Financial Officer David Wagner discussing Entrust’s third quarter 2005 results. The conference call audio will be available live via dial-in at 1-800-814-4853 and via the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=73119&s=wm&e=1143399. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 7:00 p.m. (Eastern), Tuesday, October 18, 2005 through Tuesday, October 25, 2005 at 11:59 p.m. (Eastern). The replay number is 1-877-289-8525 and the pass code is 21155475#.

Use of Non-GAAP Financial Measures

Entrust uses the non-GAAP metrics of pro forma (non-GAAP) net income. This non-GAAP metric is provided to enhance the user’s overall understanding of our financial performance by providing investors additional information about our recurring operations. The non-GAAP results exclude: purchased intangibles amortization in cost of goods sold and amortization of intangible assets in operating expenses, stock option expense, and restructuring charges. The non-GAAP measures are included to provide investors and management with an alternative method for assessing Entrust’s operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

This press release contains forward-looking statements relating to Entrust’s projected revenue, GAAP net income and pro forma(non-GAAP) net income for the second half of 2005. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2005. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [NASDAQ: ENTU] is a world-leader in securing digital identities and information. Over 1,400 enterprises and government agencies in more than 50 countries use Entrust solutions to help secure the digital lives of their citizens, customers, employees and partners. Our proven software and services can help customers achieve regulatory and corporate compliance, while helping to turn security challenges such as identity theft and e-mail security into business opportunities. For more information on how Entrust can help secure your digital life, please visit: www.entrust.com

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	John Hastings
Investor Relations	Media Relations
972-713-5824	314-982-1700
david.rockvam@entrust.com	hastingj@fleishman.com

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ENTRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(in thousands, except per share data)

	Three Months Ended, September 30		Nine Months Ended, September 30
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product	7,668	6,495	$25,135	$18,384
Services and maintenance	15,983	14,843	48,232	45,482

Total revenues	23,651	21,338	73,367	63,866

Cost of revenues:
Product	1,420	838	3,400	2,965
Services and maintenance	7,291	6,637	23,505	21,473
Amortization of purchased product rights	215	164	600	187

Total cost of revenues	8,926	7,639	27,505	24,625

Total gross profit	14,725	13,699	45,862	39,241

Operating expenses:
Sales and marketing	6,709	5,757	21,480	18,592
Research and development	3,979	3,944	12,617	12,860
General and administrative	3,130	3,305	8,986	9,793

Total operating expenses	13,818	13,006	43,083	41,245

Income (loss) from operations	907	693	2,779	(2,004)

Other income (expense):
Interest income	600	359	1,705	904
Gain on sale of asset	—	—	200	—
Foreign exchange gain (loss)	(55)	(120)	(24)	438
Loss from equity investments	(210)	(296)	(661)	(673)

Total other income (expense)	335	(57)	1,220	669

Income (loss) before income taxes	1,242	636	3,999	(1,335)

Provision for income taxes	286	143	981	206

Net income (loss)	$956	$493	$3,018	$(1,541)

Weighted average common shares used
Basic	59,974	62,684	61,129	63,138
Diluted	62,753	62,932	62,875	64,515

Net income (loss) per share
Basic	$0.02	$0.01	$0.05	$(0.02)
Diluted	$0.02	$0.01	$0.05	$(0.02)

Reconciliation of net income (loss) per GAAP to Pro forma net income (loss):
Net income (loss) per GAAP	956	493	3,018	(1,541)
Adjustment to Pro forma net income (loss):
Amortization of non-contractual customer relationships	19	—	56	—
Amortization of purchased product rights	215	164	600	187

Pro forma net income (loss):	$1,190	$657	$3,674	$(1,354)

Pro forma net income (loss) per share:
Basic	$0.02	$0.01	$0.06	$(0.02)
Diluted	$0.02	$0.01	$0.06	$(0.02)

ENTRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Sept. 30, 2005	Dec. 31, 2004
	(unaudited)
ASSETS

Cash and marketable investments	$83,967	$99,319
Accounts receivable, net of allowance for doubtful accounts	19,402	16,203
Other current assets	4,466	3,832
Property and equipment, net	2,853	5,168
Purchased product rights and purchased non-contractual customer relationships, net	2,317	2,887
Goodwill, net	12,713	12,713
Long-term equity investments	3,729	4,028
Other long-term assets, net	1,900	1,733

Total assets	$131,347	$145,883

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accruals	$15,714	$15,394
Accrued restructuring charges	26,997	30,090
Deferred revenue	21,710	22,975
Long-term liabilities	861	1,426

Total liabilities	65,282	69,885

Shareholders’ equity	66,065	75,998

Total liabilities and shareholders’ equity	$131,347	$145,883